Exhibit 99.1

Contacts: Investor Relations Evan Black & Kristina Carbonneau 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 LKight@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. reports second quarter 2014 net income of $246 million, or $0.69 per diluted common share, up 35 percent from prior year.
Return on average equity of 33.0 percent, and return on average assets of 3.4 percent.
Dallas, TX (July 31, 2014) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) today announced net income for second quarter 2014 of $246.5 million, or $0.69 per diluted common share, compared to net income attributable to SCUSA shareholders for second quarter 2013 of $181.9 million, or $0.53 per diluted common share.

"Our quarterly net income grew 35 percent from prior year, and net finance and other interest income continues to increase, demonstrating the strong fundamentals of the Company. We continue to operate the business as we always have, resulting in continued positive results for the first half of the year. These results are attributable to SCUSA's sophisticated risk management, capital markets expertise, industry-leading efficiency and continued strength in technology and operations," said Tom Dundon, Chairman and Chief Executive Officer.

In the second quarter, total originations were $6.7 billion, including more than $2.6 billion in Chrysler retail loans, more than $1.2 billion in Chrysler leases originated for our own portfolio, and approximately $595 million in Chrysler lease and dealer loan originations facilitated for an affiliate. For the first six months of 2014, origination volume was $14.0 billion, including more than $6.0 billion in Chrysler retail loans, more than $2.4 billion in Chrysler leases, and approximately $1.0 billion in Chrysler lease and dealer loan originations facilitated for an affiliate. Total origination growth was 65 percent for the first half of 2014 versus 2013.

Mr. Dundon noted, "We continue to sharpen our ability to segment risk and make smart credit decisions as we gather and analyze more Chrysler loan data. In the second quarter, we saw strong total application volume, resulting in stable originations, including originations for others. Through our ongoing relationship with Chrysler, as well as other initiatives including additional dealers and suppliers of loans as part of our normal activity, the originations funnel continues to widen, allowing SCUSA to underwrite loans with returns that give us continued confidence in our ability to achieve profitable growth in-line with our targets. We continue to demonstrate servicing expertise with partners as seen in our serviced for others portfolio growth of 76 percent since December 31, 2013."

Finance receivables, loans and leases, net, increased 4 percent to $26.5 billion at June 30, 2014 from $25.3 billion at March 31, 2014 and increased 13 percent from $23.4 billion at December 31, 2013, mainly driven by Chrysler Capital. In the second quarter 2014, SCUSA’s average APR on retained retail installment contract originations was 16.0 percent, compared with a 15.6 percent average APR on second quarter 2013 retained originations and 16.2 percent APR on first quarter 2014 retained originations. For the first six months of 2014, SCUSA's average APR on retained retail installment contract originations was 16.1 percent, versus a 16.3 percent average APR in the first six months of 2013.

Net finance and other interest income increased 32 percent to $1.1 billion in the second quarter 2014 from $818 million in the second quarter 2013, driven by the 45 percent year-over-year growth in the average portfolio. The provision for loan losses increased to $589 million in the second quarter 2014, from $408 million in the second quarter 2013, and decreased from $699 million in the first quarter 2014. The allowance for loan losses increased to $3.1 billion in the second quarter 2014, from $2.9 billion in the first quarter 2014, resulting in a moderate increase in the allowance to loans ratio to 11.6 percent from 11.0 percent, driven by the seasonality in SCUSA's forward-looking provision model.
"The allowance to loans ratio has increased moderately due to seasonal impacts. We see the effects of seasonality most notably in the second quarter due to the provision model capturing two fourth quarters of seasonally worse performance; however, absent this impact in the model, we expect to have a stable ratio outlook," said Jason Kulas, President and Chief Financial Officer.
SCUSA’s net charge-off ratio declined to 5.8 percent for the second quarter 2014 from 6.4 percent for the first quarter 2014, and increased from 4.2 percent for the second quarter 2013. Additionally, SCUSA’s delinquency ratio increased to 3.8 percent as of June 30, 2014 from 3.1 percent as of March 31, 2014, and increased from 3.5 percent as of June 30, 2013. The rate at which the portfolio is growing has stabilized in comparison to the growth incurred during the beginning of the Chrysler Capital relationship in 2013, and therefore more moderate origination growth in the second quarter 2014 led to slightly higher delinquency ratios quarter-over-quarter. In line with seasonal trends, we saw a decline in net charge-offs in the second quarter relative to the first quarter.
During the quarter, SCUSA incurred $211 million of operating expenses, up 23 percent from $171 million in the second quarter 2013, primarily due to SCUSA’s strong asset growth over the previous year. SCUSA produced a 17.4 percent efficiency ratio for the quarter, versus 19.6 percent in the same period last year. For the first six months of 2014, operating expenses were $530 million, or $410 million of core operating expenses1, versus $320 million for operating expenses and core operating expenses in the first six months of 2013. For the first six months of 2014, SCUSA produced a 22.1 percent efficiency ratio, or 17.1 percent core efficiency ratio1, versus 19.1 percent for the same period in 2013. Core year-to-date results exclude nonrecurring pre-tax stock compensation expense from the first quarter totaling $118 million related to options vesting upon SCUSA’s initial public offering and an additional $2 million of IPO-related expenses.
During the quarter, SCUSA continued to show strong access to liquidity with the execution of two public securitizations totaling $2.6 billion, over $2.0 billion in private term amortizing facilities, and a series of six subordinate bond transactions totaling $409 million to fund residual interests from existing securitizations.
Additionally, SCUSA continued to develop its forward flow relationships. This quarter we entered into an agreement with Citizens Bank of Pennsylvania ("CBP") whereby CBP has committed to purchase up to $7.2 billion of prime assets over the next three years. During the quarter, SCUSA completed loan sales totaling $1.4 billion through monthly loan sale programs to Bank of America and CBP, and a $369 million bulk lease sale to affiliate Santander Bank, N.A. Servicing fee income totaled $22.1 million in the second quarter 2014, up from $10.4 million for the first quarter 2014 primarily due to the increase in the portfolio of loans and leases serviced for others to $8.0 billion as of June 30, 2014, up from $6.2 billion as of March 31, 2014 and $4.5 billion as of December 31, 2013. For the second quarter 2014, gains on sale totaled $21.6 million, down from $35.8 million in the first quarter 2014, which included an off-balance sheet securitization from the CCART platform (Chrysler Capital prime retail).

[1]	For a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” on Page 11 of this release.

Conference Call Information
SCUSA management will host a conference call and webcast to discuss the second quarter results and other general matters at 9 a.m. EDT on Thursday, July 31, 2014. The conference call will be accessible by dialing 844-856-2691 (U.S. domestic), or 815-926-1990 (international), conference ID 74740082. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q2 2014 Earnings Call. Additionally there will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download, and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 855-859-2056 (U.S. domestic), or 404-537-3406 (international), conference ID 74740082, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through July 31, 2015. An investor presentation will also be available by visiting the Investor Relations page of SCUSA’s website at http://investors.santanderconsumerusa.com.

Non-GAAP Disclosure
This press release includes certain non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). SCUSA believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and SCUSA’s marketplace performance. This additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

Forward Looking Statements
This press release may contain forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in them. SCUSA’s actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in the annual report on Form 10-K and/or quarterly reports on Form 10-Q filed by SCUSA with the Securities and Exchange Commission. Any or all of our forward-looking statements in this presentation may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation that the future plans, estimates, or expectations contemplated by SCUSA will be achieved. SCUSA has based these forward-looking statements largely on SCUSA’s current expectations and projections about future events and financial trends that SCUSA believes may affect SCUSA’s financial condition, results of operations, business strategy, and financial needs. There are important factors that could cause SCUSA’s actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: (1) adverse economic conditions in the United States and worldwide may negatively impact SCUSA’s results; (2) SCUSA’s business could suffer if its access to funding is reduced; (3) SCUSA faces significant risks implementing its growth strategy, some of which are outside SCUSA’s control; (4) SCUSA’s agreement with Chrysler Group LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (5) SCUSA’s business could suffer if it is unsuccessful in developing and maintaining relationships with automobile dealerships; (6) SCUSA’s financial condition, liquidity, and results of operations depend on the credit performance of SCUSA’s loans; (7) loss of SCUSA’s key management or other personnel, or an inability to attract such management and personnel, could negatively impact SCUSA’s business; (8) future changes in SCUSA’s relationship with Banco Santander, S.A. could adversely affect SCUSA’s operations; and (9) SCUSA operates in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect SCUSA’s business.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) is a full-service, technology-driven consumer finance company focused on vehicle finance and unsecured consumer lending products. The company, which began originating retail installment contracts in 1997, has a serviced finance portfolio of more than $37 billion (as of June 30, 2014), has more than two million customers across all credit grades, and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Second Quarter 2014

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	6
Table 2: Condensed Consolidated Statements of Income	7
Table 3: Other Financial Information	8
Table 4: Originations	10
Table 5: Reconciliation of Non-GAAP Measures	11

Table 1: Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)
	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$45,913	$10,531
Receivables held for sale	123,791	82,503
Retail installment contracts held for investment, net	21,444,601	20,219,609
Unsecured consumer loans, net	1,233,637	954,189
Restricted cash	2,007,946	1,563,613
Receivables from dealers, held for investment, net	85,194	94,745
Accrued interest receivable	344,658	319,157
Leased vehicles, net	3,567,546	2,023,433
Furniture and equipment, net	30,405	25,712
Federal, state and other income taxes receivable	7,487	372,338
Deferred tax asset	220,338	197,041
Goodwill	74,056	74,056
Intangible assets	53,637	54,664
Other assets	493,187	410,305
Total assets	$29,732,396	$26,401,896

Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$7,762,950	$8,099,773
Notes payable — secured structured financings	18,391,660	15,195,887
Accrued interest payable	24,452	26,512
Accounts payable and accrued expenses	281,250	283,106
Federal, state and other income taxes payable	81,145	7,623
Other liabilities	88,681	102,163
Total liabilities	26,630,138	23,715,064

Equity:
Common stock, $0.01 par value — 1,100,000,000 shares authorized;
348,931,490 and 346,763,261 shares issued and 348,928,336 and 346,760,107 shares outstanding, respectively	3,489	3,468
Additional paid-in capital	1,550,513	1,409,463
Accumulated other comprehensive loss	(4,129)	(2,853)
Retained earnings	1,552,385	1,276,754
Total stockholders’ equity	3,102,258	2,686,832
Total liabilities and equity	$29,732,396	$26,401,896

Table 2: Condensed Consolidated Statements of Income

(Unaudited) (Dollars in thousands, except per share amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Interest on finance receivables and loans	$1,163,448	$900,375	$2,303,777	$1,712,282
Leased vehicle income	218,938	10,030	366,061	10,030
Other finance and interest income	874	2,156	1,124	4,841
Total finance and other interest income	1,383,260	912,561	2,670,962	1,727,153
Interest expense	128,314	87,476	252,760	170,473
Leased vehicle expense	179,135	7,028	299,204	7,028
Net finance and other interest income	1,075,811	818,057	2,118,998	1,549,652
Provision for loan losses	589,136	408,411	1,287,730	625,604
Net finance and other interest income after provision for loan losses	486,675	409,646	831,268	924,048
Profit sharing	24,056	7,564	56,217	7,564
Net finance and other interest income after provision for loan losses and profit sharing	462,619	402,082	775,051	916,484
Gain on sale of finance receivables and leases	21,602	1,272	57,416	1,272
Servicing fee income	22,099	6,355	32,504	13,626
Fees, commissions, and other	95,030	46,782	184,334	115,640
Total other income	138,731	54,409	274,254	130,538
Salary and benefits expense	93,689	75,332	295,604	137,879
Repossession expense	45,648	30,982	94,079	67,140
Other operating costs	71,889	64,984	139,991	115,153
Total operating expenses	211,226	171,298	529,674	320,172
Income before income taxes	390,124	285,193	519,631	726,850
Income tax expense	143,643	104,129	191,684	256,927
Net income	246,481	181,064	327,947	469,923
Noncontrolling interests	—	854	—	2,397
Net income attributable to Santander Consumer USA Holdings Inc. shareholders	$246,481	$181,918	$327,947	$472,320

Net income	$246,481	$181,064	$327,947	$469,923
Net income per common share (basic)	$0.71	$0.53	$0.94	$1.36
Net income per common share (diluted)	$0.69	$0.53	$0.92	$1.36
Dividends declared per common share	$0.15	$0.84	$0.15	$0.84
Weighted average common shares (basic)	348,826,897	346,171,491	348,465,666	346,168,144
Weighted average common shares (diluted)	356,381,921	346,171,491	356,008,288	346,168,144

Table 3: Other Financial Information

(Dollars in thousands, except per share data)
	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Ratios
Yield on individually acquired retail installment contracts	17.6%	18.4%	17.6%	18.3%
Yield on purchased receivables portfolios	14.8%	12.9%	15.3%	13.2%
Yield on receivables from dealers	3.9%	4.0%	4.0%	3.7%
Yield on unsecured consumer loans	25.2%	32.7%	26.2%	28.6%
Yield on earning assets	16.0%	17.5%	16.3%	17.3%
Cost of debt	2.0%	1.9%	2.0%	2.0%
Net interest margin	14.3%	15.8%	14.5%	15.6%
Efficiency ratio	17.4%	19.6%	22.1%	19.1%
Return on average assets	3.4%	3.5%	2.3%	4.7%
Return on average equity	33.0%	29.5%	22.6%	38.9%
Net charge-off ratio on individually acquired retail installment contracts	5.2%	4.1%	5.7%	4.0%
Net charge-off ratio on purchased receivables portfolios	4.3%	5.7%	4.9%	4.5%
Net charge-off ratio on unsecured consumer loans	18.1%	—	15.6%	—
Net charge-off ratio	5.8%	4.2%	6.1%	4.1%
Delinquency ratio, end of period	3.8%	3.5%	3.8%	3.5%
Tangible common equity to tangible assets[1]	10.0%	10.3%	10.0%	10.3%
Common stock dividend payout ratio	21.2%	159.6%	16.0%	61.5%
Allowance to loans	11.6%	9.4%	11.6%	9.4%

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$303,326	$171,580	$648,114	$317,971
Charge-offs, net of recoveries, on purchased receivables portfolios	15,320	46,320	38,843	82,814
Charge-offs, net of recoveries, on receivables from dealers	—	—	—	—
Charge-offs, net of recoveries on unsecured consumer loans	60,448	6	98,737	6
Total charge-offs, net of recoveries	$379,094	$217,906	$785,694	$400,791
End of period Delinquent principal over 60 days	$1,016,021	$769,048	$1,016,021	$769,048
End of period Gross finance receivables and loans	26,606,773	22,090,296	26,606,773	22,090,296
End of period Gross finance receivables, loans, and leases	30,668,759	22,574,572	30,668,759	22,574,572
Average gross individually acquired retail installment contracts	23,372,480	16,895,083	22,824,981	15,877,797
Average gross purchased receivables portfolios	1,416,163	3,272,751	1,591,711	3,643,336
Average Gross receivables from dealers	130,769	171,962	129,579	146,218
Average Gross unsecured consumer loans	1,333,612	181,331	1,267,853	103,618
Average Gross finance receivables and loans	$26,253,025	$20,521,127	$25,814,777	$19,770,969
Average Gross finance receivables, loans, and leases	$30,076,820	$20,692,397	$29,130,778	$19,868,838
Average Total assets	$29,306,142	$20,931,654	$28,525,476	$20,073,107
Average Debt	$25,852,175	$18,065,400	$25,190,609	$17,274,181
Average Total equity	$2,988,213	$2,452,913	$2,897,741	$2,414,843

[1]	For a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” on Page 11 of this release.
“Yield on earning assets” is defined as the ratio of the sum of Interest on finance receivables and loans and Leased vehicle income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases
“Cost of debt” is defined as the ratio of Interest expense to Average debt
“Net interest margin” is defined as the ratio of Net finance and other interest income to Average gross finance receivables, loans and leases
“Efficiency ratio” is defined as the ratio of Operating expenses to the sum of Net finance and other interest income and Other income
“Return on average assets” is defined as the ratio of Net income to Average total assets
“Return on average equity” is defined as the ratio of Net income to Average total equity
“Net charge-off ratio” is defined as the ratio of Charge-offs, net of recoveries, to Average gross finance receivables and loans
“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period Gross finance receivables and loans
"Tangible common equity to tangible assets" is defined as the ratio of Total equity, excluding Goodwill and intangible assets, to Total assets, excluding Goodwill and intangible assets
"Common stock dividend payout ratio" is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to Santander Consumer US Holdings Inc. shareholders
"Allowance to loans" is defined as the ratio of Allowance for loan losses to End of period Gross finance receivables and loans

Table 4: Originations
 (Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended		For the Three Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013	March 31, 2014
Retained Originations
Retail installment contracts	$3,142,527	$4,566,082	$7,069,439	$7,250,973	$3,926,912
Average APR	16.0%	15.6%	16.1%	16.3%	16.2%
Average discount	4.6%	2.0%	4.6%	3.5%	4.1%

Unsecured consumer loans	$262,617	$388,698	$370,519	$388,901	$107,902
Average APR	20.0%	22.3%	20.2%	22.3%	20.8%
Average discount	—	9.5%	—	9.5%	—

Receivables from dealers	$17,806	$99,664	$32,629	$182,744	$14,823
Average APR	3.8%	3.1%	3.5%	3.1%	3.4%
Average discount	—	—	—	—	—

Leases	$909,924	$491,244	$2,121,923	$491,304	$1,211,999
Total originations retained	$4,332,874	$5,545,688	$9,594,510	$8,313,922	$5,261,636

Asset sales
Retail installment contracts	$1,384,174	$158,048	$3,069,898	$158,048	$1,685,724
Unsecured consumer loans	—	—	—	—	—
Receivables from dealers	—	—	—	—	—
Leases	369,114	—	369,114	—	—
Total originations sold	$1,753,288	$158,048	$3,439,012	$158,048	$1,685,724

Total volume for SCUSA portfolio	$6,086,162	$5,703,736	$13,033,522	$8,471,970	$6,947,360

Facilitated Originations
Retail installment contracts	$—	$—	$—	$—	$—
Unsecured consumer loans	—	—	—	—	—
Receivables from dealers	108,759	—	253,512	—	144,753
Leases	486,446	—	732,114	—	245,668
Total originations facilitated for affiliates	$595,205	$—	$985,626	$—	$390,421

Total originations	$6,681,367	$5,703,736	$14,019,148	$8,471,970	$7,337,781

Table 5: Reconciliation of Non-GAAP Measures
(Dollars in thousands)

	For the Six Months Ended June 30, 2014

Operating expenses	$529,674
Deduct:
Stock compensation recognized upon IPO	(117,654)
Other IPO-related expenses	(2,175)
Core operating expenses	$409,845

Sum of net finance and other interest income and other income	2,393,252
Efficiency ratio	22.1%
Core efficiency ratio	17.1%

	June 30, 2014	June 30, 2013

Total equity	$3,102,258	$2,470,063
Deduct: Goodwill and intangibles	(127,693)	(127,990)
Tangible common equity	$2,974,565	$2,342,073

Total assets	$29,732,396	$22,778,430
Deduct: Goodwill and intangibles	(127,693)	(127,990)
Tangible assets	$29,604,703	$22,650,440

Equity to assets ratio	10.4%	10.8%
Tangible common equity to tangible assets	10.0%	10.3%